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                                  EXHIBIT 11.0

                     SIERRA ON-LINE, INC. AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


                                                                                   THREE MONTHS ENDED
                                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                           JUNE 30, 1995               JUNE 30, 1994
                                                                           -------------               -------------
Weighted average number of common shares outstanding  . . . . . . . .          17,643                      16,124

Dilutive effect of stock options  . . . . . . . . . . . . . . . . . .           1,030                         ---
                                                                             --------                   ---------
      Total average common and common equivalent shares   . . . . . .          18,673                      16,124
                                                                             ========                   =========
Net income (loss) . . . . . . . . . . . . . . . . . . . . . . . . . .        $     32                   $  (4,145)
                                                                             ========                   =========
Net income (loss) per common and common equivalent share  . . . . . .        $   0.00                   $   (0.26)
                                                                             ========                   =========


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